Exhibit F-1(e)




                          June 23, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

           With respect to (1) the Application-Declaration ("Application-Declaration") on Form U-1, as amended (File No. 70-8721) filed by Entergy Gulf States, Inc. (the "Company") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company of one or more new series of first mortgage bonds (the "First Mortgage Bonds"); (2) the Commission's order dated January 16, 1996 ("Order") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First Mortgage Bonds; and (3) the subsequent issuance and sale by the Company on June 1, 2000 of $300,000,000 in aggregate principal amount of its First Mortgage Bonds, Floating Rate Series due June 2, 2003 (the "Bonds"), I advise you that in my opinion:

            (a)    the  Company  is  a  corporation  duly
     organized and validly existing under the laws of the State of Texas;

           (b) the issuance and sale of the Bonds have been consummated in accordance with the Application-
     Declaration, as amended, and the Order;

           (c) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than "blue sky" or similar laws, upon which I do not pass herein) have been complied with;

           (d) the Bonds are valid and binding obligations of the Company in accordance with their terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of creditors' rights and by general equitable principles (whether considered in a proceeding in equity or law); and

           (e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

           I am a member of the bars of the States of Texas and Louisiana and the Commonwealth of Virginia and for purposes of this opinion do not hold myself out as an expert on the laws of any other state. I have relied, as to all matters governed by the laws of the State of New York, upon the opinion of Thelen, Reid & Priest LLP, New York counsel for the Company, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

           My consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,

/s/ Laurence M. Hamric

Laurence M. Hamric, Esq.
Associate General Counsel -
Corporate and Securities